EXHIBIT 99.1

Alico, Inc. Sets Annual Meeting Date

Fort Myers, FL, October 29, 2015 — Alico, Inc. (“Alico”) (NASDAQ:ALCO), an American agribusiness and land management company, announced that its Executive Committee of the Board of Directors set December 31, 2015, as the record date for shareholders eligible to vote at the Company’s Annual Meeting which will be held at 9:30 A.M. on February 24, 2016. The annual meeting will be held in the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, NY 10019.

About Alico

Alico is a holding company with assets and related operations in agriculture and natural resources. In addition to its citrus operations, Alico is currently involved in cattle ranching, water management, mining and other natural resources. Our mission is to create value for shareholders by managing existing assets to their optimal current income and total returns, opportunistically acquiring new assets and producing high quality agricultural products while exercising responsible environmental stewardship. Learn more about Alico (NASDAQ: ALCO) at www.alicoinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Alico’s current expectations about future events and can be identified by terms such as “plans,” “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “believes,” and similar expressions referring to future periods.

Alico believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Alico cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulation and rules; weather conditions that affect production, transportation, storage, demand, import and export of fresh product and its by-products, increased pressure from disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest rates; availability of financing for land development activities and other growth opportunities; onetime events; acquisitions and divestitures, including our ability to achieve the anticipated results of the Orange-Co acquisition and Silver Nip merger; seasonality; labor disruptions; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; changes in agricultural land values; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Alico’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Alico undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Investor Contact:

John Kiernan

Chief Financial Officer and Senior Vice President

239-226-2000